AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ARMADA WATER ASSETS, INC.

ARTICLE I

NAME

The name of the Corporation is Armada Water Assets, Inc.

ARTICLE II

OFFICES

The address of the registered office of the Corporation in the State of Nevada is 711 S. Carson St., Suite 6, Carson City, Nevada 89701, and the name of the registered agent at such address is American Corporate Register Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be incorporated under the Nevada Revised Statutes.

ARTICLE IV

CAPITAL STOCK

A. Authorized Capital Stock

1.              The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Fifty Million (150,000,000), of which (i) One Hundred Million (100,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Fifty Million (50,000,000) shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

2.              The number of authorized shares of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, to the extent permitted under Nevada law, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to these Amended and Restated Articles of Incorporation (these “Articles”) (including any certificate of designation relating to any series of Preferred Stock).

3.              The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

4.              Upon the effectiveness of the Amended and Restated Articles of Incorporation (the “Effective Time”), each three (3) shares of Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) will automatically and without any action on the part of the respective holders thereof be combined, reclassified and changed into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”). Notwithstanding the immediately preceding sentence, if the foregoing would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, each fractional share shall be rounded to the next highest whole share. The combination and conversion of the Old Common Stock shall be referred to as the “Reverse Stock Split.”

The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificates, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

B. Common Stock

1.              Voting.  Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to these Articles (including pursuant to any certificate of designation of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Articles (including any certificate of designation relating to any series of Preferred Stock) or pursuant to Nevada law.

2.              Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when, if and as declared by the Board of Directors or any authorized committee thereof.

3.              Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

C. Preferred Stock

The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the authorized, unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights (including dividends, if any), if any, and any qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series of Preferred Stock and the Common Stock at any time outstanding. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by these Articles (including any certificate of designation relating to such series of Preferred Stock).

D. Preemptive Rights

Unless pursuant to one or more certificates of designation, no holder of any stock, or of rights or options to purchase stock of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to purchase or subscribe for any part of any stock of the Corporation, now or hereafter authorized or any bonds, certificates of indebtedness, debentures, options, warrants or other securities convertible into or evidencing the right to purchase stock of the Corporation, but any such stock or securities convertible into or evidencing the right to purchase stock may at any time be issued and disposed of by the Board of Directors to such purchasers, in such manner, for such lawful consideration and upon such terms as the Board of Directors may, in its discretion, determine without offering any thereof on the same terms or on any terms to all or any stockholders, as such, of the Corporation.

ARTICLE V

STOCKHOLDER ACTION

1.              Action without Meeting. Except as otherwise provided herein, and in accordance with the Amended and Restated By-Laws of the Corporation (the “By-Laws”), any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders at which a quorum is present and acting throughout or may be taken or effected by a written consent of stockholders in lieu thereof. Any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

2.              Special Meetings. Except as otherwise required by statute, special meetings of the stockholders of the Corporation may be called in accordance with the By-Laws. Only those matters set forth in the notice of the special meeting, in accordance with the By-Laws, may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

The Board of Directors of the Corporation shall consist of such number as may be fixed in the manner provided in the By-Laws. Election of Directors need not be by written ballot except and to the extent required by the By-Laws. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws.

ARTICLE VII

LIMITATION OF LIABILITY

1.              Elimination of Liability. Directors or officers of the Corporation shall not be individually liable to the Corporation, its stockholders or creditors to the fullest extent permitted by Nevada law. In the event that Nevada law is amended to authorize the further elimination or limitation of liability of Directors or officers following the date hereof, then this Article VII shall also be deemed amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law, as so amended.

2.              Indemnification. The Corporation shall indemnify Directors and officers of the Corporation, and may indemnify the employees and agents of the Corporation, to the fullest extent permitted by Nevada law, as the same exists or may hereafter be amended, in accordance with the By-Laws.

3.              Mandatory Payment of Expenses. The Corporation shall pay the expenses incurred by a Director or officer in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it should be ultimately determined that the Director or officer is not entitled to be indemnified by the Corporation as authorized by Nevada law.

4.              Effect of Amendment or Repeal. Any amendment to or repeal of any of the provisions in this Article VII shall not adversely affect any right or protection of a Director or officer of the Corporation for or with respect to any act or omission of such Director or officer occurring prior to such amendment or repeal.

ARTICLE VIII

AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend or repeal these Articles in the manner now or hereafter prescribed by statute and these Articles, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any other vote required by law or these Articles, the affirmative vote of a majority in voting power of the outstanding shares entitled to vote on such amendment or repeal, shall be required to amend or repeal any provision of Article V, Article VI, Article VII or Article VIII of these Articles.

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CERTIFICATION

The undersigned duly elected and acting Chief Executive Officer of the Corporation does hereby certify that the Stockholders of the Corporation adopted the foregoing Amended and Restated Articles of Incorporation at a special meeting held on the 4th day of February, 2014.

/s/ Maarten Propper
Maarten Propper
Chief Executive Officer